EXHIBIT 11.2

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Quarters Ended June 26, 2005 and June 27, 2004

(Thousands of Dollars and Shares Except Per Share Data)

	2005		2004
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings	$ 29,454	29,454	18,839	18,839

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(5,730)	-	(8,520)
Interest expense on contingent convertible
debentures due 2021	-	1,066	-	-
	------------	------------	------------	------------

Adjusted net earnings	$ 29,454	24,790	18,839	10,319
	=======	=======	=======	=======

Weighted average number of shares
outstanding:
Outstanding at beginning of period	178,218	178,218	176,212	176,212
Exercise of stock options and warrants:
Actual exercise of options	245	245	205	205
Assumed exercise of options and warrants	-	2,181	-	2,529
Liabilities potentially settleable in
common stock	-	5,412	-	5,721
Contingent convertible debentures
due 2021	-	11,574	-	-
	------------	------------	------------	------------
Total	178,463	197,630	176,417	184,667
	=======	=======	=======	=======

Per common share:
Net earnings	$ 0.17	0.13	0.11	0.06
	=======	=======	=======	=======